FOR IMMEDIATE RELEASE

For information, contact:
Bruce MacDonald
Director, Corporate Communications
Pegasystems Inc.
(617) 374-9600, ext. 6491
bruce.macdonald@pega.com

Beth Lewis
Director, Investor Relations
Pegasystems Inc.
(617) 374-9600, ext. 6077
beth.lewis@pega.com

Pegasystems Strengthens Management Team

Continued BPM Success Draws Best-In-Class Talent

CAMBRIDGE, Mass., December 10, 2004 – On the strength of continued success and visibility in the business process management (BPM) market, Pegasystems Inc. (NASDAQ: PEGA) today announced the addition of senior executives Michael Wallrich, senior vice president, Global Sales, and Douglas Kra, vice president, Global Services.

Henry Ancona, president and COO commented, “Pegasystems’ organizational model combines market-leading technology with a disciplined focus on operations. We have made tremendous progress this year helping our customers align their business processes with their strategic objectives. With our world-class employee talent, we are committed to a best-in-class sales and services organization and I am delighted to welcome Mike and Doug to our executive management team.”

Mike Wallrich joins Pegasystems with more than 25 years of sales and sales management experience, with a particular expertise and passion for the BPM market. Mike spent 11 years with FileNet, following which he led MicroTek, a company listed among the Inc. 500 fastest growing private companies for three straight years. Mike will augment the current outstanding geographic sales leadership of Pegasystems and help take the next steps toward ensuring world-class success.

Doug Kra brings 20-plus years of successful services experience to the company, including nine years with Cambridge Technology Partners. Doug will assume leadership of the services group, with a continued focus on helping customers and partners maximize their implementations of Pegasystems’ BPM software and providing superior customer service.

About Pegasystems
Pegasystems Inc. (NASDAQ: PEGA) provides rules-based, smart business process management (BPM) software to large organizations, helping to deliver significant ROI and providing them with the flexibility and agility to respond to changing business needs. The company offers applications for the financial services, healthcare, insurance and government markets, as well as a cross-industry BPM application. Pegasystems is headquartered in Cambridge, Mass., and has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

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